EXHIBIT 99.1

NEWS RELEASE

Superior Uniform Group, Inc.

An American Stock Exchange Listed Company

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO	FOR IMMEDIATE RELEASE
(727) 803-7135

SUPERIOR UNIFORM GROUP, INC. ANNOUNCES YEAR-END OPERATING RESULTS

SEMINOLE, Florida - February 23, 2006 – Superior Uniform Group, Inc. (AMEX: SGC), manufacturer of uniforms, career apparel and accessories, today announced its fourth quarter and year-end operating results for 2005.

The Company announced that for the year ended December 31, 2005, sales were $133,312,351 compared to 2004 sales of $143,567,473. Net income for the year ended December 31, 2005 was $1,244,185 or $.17 per share (diluted) compared to $5,378,687 or $.71 per share (diluted) reported for the year ended December 31, 2004.

Michael Benstock, Chief Executive Officer, commented: “The year ending December 31, 2005 was a very difficult year for the Company. Our operating results were negatively affected by a variety of factors, including challenges associated with a necessary warehouse management system upgrade in our central distribution center, which during that period resulted in severe service interruptions affecting the first half of the year. In the latter part of the year, numerous major hurricanes virtually shut down all of the ports (New Orleans, Gulfport, Houston and Miami), where the vast majority of our finished products arrive weekly from Central America. The warehouse is now operating extremely effectively and there are no additional upgrades planned for the foreseeable future. Hurricanes are something that we have no control over, but we have now developed a plan to stagger the ports where we move our products through during the hurricane season and not depend, as we have for so many years, on New Orleans and Gulfport, which are the closest ports to our Arkansas Central Distribution Facility. We were able, in spite of these setbacks, to lay a much stronger foundation for the Company’s future and are now positioned to return the Company to the levels of profitability and sales growth that our shareholders deserve. During 2005, we accomplished the following major initiatives that will provide significant returns to the Company going forward. We completed the upgrade of the warehouse system at our central warehouse facility allowing us to consolidate substantially all of the distribution operations of the

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Company into this one location. We released our largest-ever catalog, Defining Uniforms, with a greatly expanded line of quality uniforms and image apparel related to several of our focal markets, particularly Hospitality and Healthcare. We utilized our 2004 acquisition of UniVogue and this new catalog line as a platform to substantially increase our market share in the Hospitality market. We entered into agreements with a number of major hotel chains, state government agencies and buying groups and developed marketing materials to support our sales efforts in these markets. We continued to develop our sourcing networks around the globe to better meet the competitive requirements of our customers and markets. We streamlined our operations and were able to substantially reduce our workforce. We reduced our inventory levels and generated approximately $11 million in cash from operating activities. We ended the year with over $3.2 million in cash on hand and have continued to build cash during the first quarter of 2006. We laid a more stable foundation for our Company and are now positioned to reap the rewards of our hard work. I know it has been difficult on our shareholders as we have worked through these issues. However, I truly believe we are positioned to have a tremendous year in 2006.”

Superior Uniform Group®, through its Signature marketing brands – Fashion Seal®, Fashion Seal Healthcare™, Martin’s®, Worklon®, Sope Creek® and UniVogue™ – manufactures and sells a wide range of uniforms, image apparel and accessories. Superior specializes in managing comprehensive uniform programs, and is dedicated to servicing the Healthcare, Hospitality, Restaurant/Food Services, Retail Employee I.D., Governmental/Public Safety, Entertainment, Commercial, Transportation, Cleanroom, Corporate Identity and Resortwear markets. For more information, please visit www.superioruniformgroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

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Comparative figures for 2005 and 2004 are as follows:

Superior Uniform Group, Inc. and Subsidiary

Consolidated Summary of Operations

	Three Months Ended December 31,
	(Unaudited)
	2005	2004
Net sales	$32,402,347	$37,441,823

Costs and expenses:
Cost of goods sold	23,687,402	25,402,481
Selling and administrative expenses	8,501,455	10,199,040
Interest expense	143,828	152,529

	32,332,685	35,754,050

Earnings before taxes on income	69,659	1,687,773
Taxes on income	(230,000)	520,000

Net earnings	$299,659	$1,167,773

Basic net earnings per common share	$0.04	$0.16

Diluted net earnings per common share	$0.04	$0.15

Dividends per common share	$0.135	$0.135

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Superior Uniform Group, Inc. and Subsidiary

Consolidated Summary of Operations

	Twelve Months Ended December 31,
	(Unaudited)
	2005	2004
Net sales	$133,312,351	$143,567,473

Costs and expenses:
Cost of goods sold	93,596,828	96,279,784
Selling and administrative expenses	37,610,557	38,524,803
Interest expense	610,781	624,199

	131,818,166	135,428,786

Earnings before taxes on income	1,494,185	8,138,687
Taxes on income	250,000	2,760,000

Net earnings	$1,244,185	$5,378,687

Basic net earnings per common share	$0.17	$0.72

Diluted net earnings per common share	$0.17	$0.71

Dividends per common share	$0.54	$0.54

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Superior Uniform Group, Inc. and Subsidiary

Consolidated Balance Sheets

December 31,

	2005	2004
ASSETS (Unaudited)

CURRENT ASSETS
Cash and cash equivalents	$3,220,174	$150,563
Accounts receivable	25,706,970	26,938,861
Inventories	37,186,779	45,741,410
Other current assets	2,765,979	2,632,918

TOTAL CURRENT ASSETS	68,879,902	75,463,752
PROPERTY, PLANT AND EQUIPMENT, NET	18,079,292	22,062,359
GOODWILL	1,617,411	1,617,411
OTHER INTANGIBLE ASSETS	1,250,333	1,488,492
OTHER ASSETS	7,434,119	7,322,229

	$97,261,057	$107,954,243

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$6,046,575	$8,852,713
Accrued expenses	3,182,159	3,761,660
Current portion of long-term debt	1,683,029	1,593,807

TOTAL CURRENT LIABILITIES	10,911,763	14,208,180
LONG-TERM DEBT	3,979,540	5,662,569
DEFERRED INCOME TAXES	845,000	1,015,000
COMMITMENTS AND CONTINGENCIES
TOTAL SHAREHOLDERS’ EQUITY	81,524,754	87,068,494

	$97,261,057	$107,954,243